Exhibit 10.3

Amendment #1 to

Amended and Restated Employment Agreement

THIS AMENDMENT #1 (this “Amendment”) is made by and between BOJANGLES’ RESTAURANTS, INC. (the “Company”) and CLIFTON RUTLEDGE (“Executive”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement entered into on December 18, 2014 (the “Employment Agreement”); and

WHEREAS, the parties wish to amend the Employment Agreement.

NOW THEREFORE, intending to be legally bound hereby, the parties hereby amend the Employment Agreement as follows:

1.    The first sentence of Section 2 is restated as follows:

Executive shall have the title of Chief Executive Officer of both the Company and its parent corporation, Bojangles’, Inc. (the “Parent”), and shall have such duties, authorities and responsibilities as are consistent with such position and as the Board of Directors of the Parent (the “Board”) may designate from time to time.

2.    The last sentence of Section 2 is restated as follows:

If requested, Executive shall also serve as an executive officer and/or board member of the board of directors (or similar governing body) of any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company or the Parent (an “Affiliate”) without any additional compensation.

3.    The introductory language of Section 12(a) is restated as follows:

a. Termination by the Company Without Cause, by Executive For Good Reason or Due to Non-Renewal by the Company. If Executive’s employment is terminated at any time during the Term by the Company without Cause or by Executive for Good Reason, or if Executive’s employment terminates upon expiration of the Term as a result of the issuance of a Non-Renewal Notice by the Company, then subject to Section 12(c) of this Agreement, Executive shall be entitled to:

4.    Section 12(a)(ii) is restated as follows:

(ii) an amount equal to his Base Salary as in effect immediately prior to Executive’s date of termination, which amount shall be payable during the twelve (12) months commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as then in effect; provided, that the first payment pursuant to this Section 12(a)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto.

5.    Section 12(b) is restated as follows:

b. Termination other than by the Company Without Cause, by Executive For Good Reason or Due to Non-Renewal by the Company. If (i) the Company terminates Executive’s employment for Cause during the Term, (ii) Executive terminates his employment without Good Reason during the Term, (iii) Executive’s employment terminates during the Term due to death or Disability, or (iv) Executive’s employment terminates at the expiration of the Term pursuant to a Non-Renewal Notice by Executive, then Executive or Executive’s legal representatives, as applicable, shall be entitled to receive the payments and benefits described under Section 12(a)(i) of this Agreement.

6.    In Section 19(a), the address for notice to the Company is replaced with:

If to the Company:

Bojangles’ Restaurants, Inc.

9432 Southern Pine Boulevard

Charlotte, NC 28273

Attention: General Counsel

With a copy to:

Steven J. Collins

Chairman of the Compensation Committee of Bojangles’, Inc.

c/o Advent International Corporation

75 State Street

Boston, MA 02109

With a copy which shall not constitute notice to:

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Streets

Philadelphia, PA 19103

Attention: Barry M. Abelson, Esq.

7.    The first sentence of Section 19(d) is restated as follows:

No change or modification of this Agreement shall be valid unless the same shall be in writing, signed by all of the parties hereto and duly authorized by the Board or its delegate.

8.    In Section 19(h)(i), the phrase “Section 409A of the Code” is replaced with the phrase “Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).”

9.    The Employment Agreement, as modified by this Amendment #1, is hereby ratified and confirmed in all respects.

[signature page follows]

IN WITNESS WHEREOF, each Company has caused this Amendment #1 to be executed by its duly authorized officer, and Executive has executed this Amendment #1, in each case on the 1st day of November, 2016.

BOJANGLES’ RESTAURANTS, INC.

By:	/s/ M. John Jordan
Name:	M. John Jordan
Title:	Chief Financial Officer

CLIFTON RUTLEDGE

/s/ Clifton Rutledge